                                                                    EXHIBIT 21.1


                                 SUBSIDIARIES


              *   SDI Operating Partners, L.P.;
                  Organized in the State of Delaware

              *   J. N. Fauver (Canada) Limited;
                  Incorporated in the Province of Ontario

              *   A & H Holding Company, Inc.;
                  Incorporated in the State of Michigan

              *   A & H Bolt & Nut Company Limited;
                  Incorporated in the Province of Nova Scotia

              *   The Fastener Centre, Inc.;
                  Incorporated in the State of Michigan

              *   Hydra Power de Mexico;
                  Incorporated in Bravos Judicial District,
                  Juarez, Chihuahua, Mexico

              *   Simco de Mexico;
                  Incorporated in Ciudad de Mexico, Mexico

              *   STM Systems de Mexico;
                  Incorporated in Chihuahua, Mexico